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                                                                   EXHIBIT 10.23


STATE OF CALIFORNIA                         HARRY W. LOW. INSURANCE COMMISSIONER
================================================================================
DEPARTMENT OF INSURANCE
OFFICE OF THE COMMISSIONER
300 CAPITOL MALL
SACRAMENTO, CA 95814





November 27, 2000




Mr. W. Brian O'Hara, President
Fremont Indemnity Company
Fremont Compensation Insurance Group                            Agreed INITIALS
500 North Brand Boulevard                                              --------
Glendale, California 91203-3392

Re: Letter Agreement of Regulatory Oversight of Fremont Compensation Insurance Group

Dear Mr. O'Hara:

During the course of the financial examination currently being conducted by the California Department of Insurance ("Department"); the Department has confirmed unfavorable operating trends and significant deterioration in the statutory surpluses at Fremont Indemnity Company and its subsidiary insurance companies (commonly referred to as the Fremont Compensation Insurance Group and hereinafter "Fremont"). However, the Department has also found that Fremont has significant invested assets, including over $1 billion of investments in statutory workers' compensation deposits, and the current capability to pay both claims and operating expenses as those obligations come due. In light of those positive factors and Fremont's desire to continue writing business (at a significantly reduced level from its current calendar year 2000 writings volume), the Department and Fremont have agreed to the following:

1. The Department will appoint a Special Deputy Examiner to provide supervision and regulatory oversight on behalf of the Commissioner to Fremont. The Special Deputy Examiner, in consultation with the Commissioner and his staff, may retain other staff as provided by Insurance Code Section 733(g) to assist in that supervision and oversight. Costs for the retention of the Special Deputy Examiner and any other staff shall be borne by Fremont.

2. Fremont shall not make any payment to, or engage in any transaction or enter into any agreement directly or indirectly with its parent company or any affiliated company, without the prior approval of the Department. The Department is aware of the existing Services and Investment Management Agreement between Fremont and Fremont General Corporation. No further payments shall be made under that agreement until the Department has again reviewed the agreement and specifically approved it. Any subsequent amendment or modification of the agreement shall be subject to prior Departmental approval if the effect of such modification or amendment would be to materially change the obligations or rights of Fremont or to increase payments from Fremont to Fremont's parent company or affiliated companies under the agreement.

3. Fremont shall not make any dividend payment or other distribution to its parent company without the prior approval of the Department.

                       PROTECTING CALIFORNIA'S CONSUMERS

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Mr. W. Brian O'Hara
November 27, 2000                                               Agreed INITIALS
Page 2 of 4                                                           ----------


4. Fremont shall not make any withdrawal of monies from its bank accounts, disbursement or payment outside the ordinary course of business in amounts exceeding 3% of its then aggregate cash and investments without prior approval by the Department.

5. Fremont shall not incur any debt, obligation or liability for borrowed money not related directly to the ordinary course of business without prior approval by the Department.

6. Fremont shall file statutory financial statements (balance sheet and income statement) on a monthly basis (except for quarter ending periods of March, June, and September for which Fremont shall continue to file regular quarterly statements) no later than 45 days following the month being reported upon.

7. Fremont shall file by January 1, 2001, a detailed business plan which sets forth forecasted premium writings, losses and expenses, for year 2001. The budget forecast shall be in sufficient detail to allow for monitoring of actual versus planned expenditures. Furthermore, forecasted new and renewal premium writings shall not exceed $400 million. No later than 45 days following the month being reported upon, Fremont shall file actual results (in a format approved by the Department) with a comparison to the budgeted amounts and relevant explanations for material variances.

8. Fremont shall not enter into any new material reinsurance agreement nor amend in any material respect any existing material reinsurance agreement without prior approval by the Department; provided, however, Fremont may continue to renew existing reinsurance arrangements.

9. Fremont shall not add any individual who is not currently a senior executive officer of Fremont, or one of its affiliates, to the board of directors of Fremont without first notifying the Department. The Department reserves the right to require the resignation of members of the boards of directors and senior executive officers of the insurance companies and shall have the right to prior review and approve any new appointments by Fremont to such positions.

10. Fremont shall not change the terms of any written plans for remuneration, consulting, deferred Compensation or bonus plans for directors, officers and employees of Fremont without first obtaining the approval of the Department. Fremont shall also advise the Department of any such changes made since December 31, 1999.

11. Fremont shall not enter into any new agreement nor revise any existing agreement for any form of current or future remuneration or other compensation, including severance agreements (other than severance agreements documenting terminations under existing plans, policies and agreements) for services rendered to Fremont by employees of Fremont, without the prior approval of the Department. Fremont shall also advise the Department of any such new agreements entered into or revisions to existing agreements made since December 31, 1999.


                        PROTECTING CALIFORNIA'S CONSUMERS


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Mr. W. Brian O'Hara
November 27, 2000                                                Agreed INITIALS
Page 3 of 4                                                             -------



12. Other than security interests granted in connection with repurchase agreements acquired in the ordinary course of business, Fremont shall not pledge nor assign any of its assets to secure indebtedness for borrowed money without prior approval by the Department.

13. Fremont shall provide to the Department any additional reports that the Department reasonably determines are necessary to ascertain the financial condition of Fremont.

14. Fremont shall not pay any fees related to the non-consummation of any material agreement without the consent of the Department.

15. Fremont shall obtain a resolution from the Board of Directors of each of its insurance companies which consents to the terms of this agreement, and requests W. Brian O'Hara, President of Fremont Indemnity Company, to execute the agreement on its behalf.

16. The Department reserves the right to amend or supplement this agreement, in good faith and its sole discretion, as deemed necessary.

17. This agreement shall remain in full force and effect until a) the Department provides written notice to Fremont that it is released from the obligations required herein or b) the agreement is superceded by a Department Administrative Order or a Superior Court Order.

18. If Fremont breaches this agreement in any material way, or if the Department, in good faith, determines that the provisions of this agreement, including any amendments or supplements, are no longer adequate to protect policyholders from financial hazard, it is hereby agreed by Fremont and its direct and indirect parent companies that they shall not oppose appropriate and lawful Department Administrative Orders or Applications for Superior Court Orders. Fremont and its direct and indirect parent companies hereby acknowledge that the Department has no duty to provide prior notice of such Orders and Applications, except as provided for by law.

19. Fremont General Corporation shall contribute $6 million cash to Fremont during each of the calendar years 2001 - 2005 no later than March 1 of each year.

20. All documents and copies thereof obtained by or disclosed to the Department pursuant to this agreement shall be kept strictly confidential by the Department, except that the Department may share such information and documents with other state regulators pursuant to a confidentiality agreement. This provision does not apply to documents already deemed public by law or revelation, e.g., quarterly financial statements.



                        PROTECTING CALIFORNIA'S CONSUMERS


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Mr. W. Brian O'Hara
November 27, 2000
Page 4 of 4

Any questions related to this agreement and all filings required by this agreement should be directed to Norris W. Clark, Deputy Commissioner, Financial Surveillance, Department of Insurance, 300 South Spring Street, Los Angeles, CA 90013, Telephone 213-346-6401.

Very truly yours,




HARRY W. LOW
Insurance Commissioner



Agreed as to all provisions:
Fremont Indemnity Company

/s/ W. Brian O'Hara                                      Date: 11-27-00
------------------------------------                          -----------------


Title: President & CEO
      ------------------------------

Agreed as to provision no. l8:


Fremont Compensation Insurance Group, Inc.


/s/ W. Brian O'Hara                                      Date: 11-27-00
------------------------------------                          -----------------


Name: W. Brian O'Hara
     -------------------------------

Title: President & CEO
      ------------------------------

Agreed as to provision nos. l8 and 19:


Fremont General Corporation


/s/ Alan W. Faigin                                      Date: 11-27-00
------------------------------------                          -----------------


Name: Alan W. Faigin
     -------------------------------

Title: Secretary & General Counsel
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                        Protecting California Consumers